EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 27, 2026, in this Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-289879),under the Securities Act of 1933, with respect to the consolidated balance sheets of Dbim Holdings Limited and its subsidiaries (collectively the “Company”) as of September 30, 2024, and 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended September 30, 2025, and the related notes included herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Mateo, California February 6, 2026	WWC, P.C. Certified Public Accountants PCAOB ID: 1171